Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Investment Funds (Invesco Investment Funds) of our reports dated January 22, 2025, relating to the financial statements and financial highlights of Invesco SteelPath MLP Alpha Fund, Invesco SteelPath MLP Alpha Plus Fund, Invesco SteelPath MLP Income Fund and Invesco SteelPath MLP Select 40 Fund which appear in AIM Investment Funds (Invesco Investment Funds)’s Certified Shareholder Report on Form N-CSR for the year ended November 30, 2024. We also consent to the references to us under the headings “Financial Highlights,” “Other Service Providers - Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 27, 2025